Exhibit 4.1

FIRST AMENDMENT

        THIS FIRST AMENDMENT dated as of October 31, 2003 (this “Amendment”) amends the Amended and Restated Credit Agreement dated as of December 21, 2002 (the “Credit Agreement”) among The Middleby Corporation (the “Parent”), Middleby Marshall Inc. (the “Company”), various financial institutions (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

        WHEREAS, the parties hereto desire to amend the Credit Agreement as more fully set forth herein;

        NOW, THEREFORE, the parties hereto agree as follows:

        SECTION 1     Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 3, the Credit Agreement is amended as set forth below in this Section 1.

        1.1    Deletion of Definition. The definition of "Excess Cash Flow" is deleted.

        1.2    Definition of Fixed Charge Coverage Ratio. Clause (b) of the opening paragraph of the definition of Fixed Charge Coverage Ratio is amended by adding the following language immediately after subclause (iii) (and immediately prior to the semi-colon setting off the proviso to such definition): “plus (iv) dividends paid in cash by the Parent during such period”.

        1.3    Deletion of Prepayment. Clause (g) of Section 6.3.2 is deleted.

        1.4    Fixed Charge Covenant Levels. The table in Section 10.6.1 is amended in its entirety to read as follows:

Computation Periods Ending:	Fixed Charge Coverage Ratio

On or prior to October 2, 2004	1.10 to 1.0

After October 2, 2004 but on or prior to	1.15 to 1.0
September 30, 2005

Thereafter	1.25 to 1.0.

1.5 Restricted Payments. Section 10.9 is amended by (a) deleting the word “and” after the end of clause (vi) and (b) inserting the following language before the period at the end thereof:

; and (viii) so long as no Event of Default or Unmatured Event of Default exists or will result therefrom, the Parent may pay declare and pay cash dividends to its shareholders in an aggregate amount not to exceed $2,500,000 during any Fiscal Year and the Company may pay dividends to the Parent to the extent necessary to enable the Parent to pay such dividends.

        1.6     Acquisitions. Section 10.10 is amended by (a) deleting the amount “$3,000,000” in clause (c)(3)(x) and substituting “$10,000,000” therefor; (b) deleting the amount “$5,000,000” in clause (c)(3)(y) and substituting “$10,000,000” therefor; and (c) deleting the amount “$10,000,000” in clause (c)(5) and substituting “$5,000,000” therefor.

        SECTION 2     Representations and Warranties. Each of the Parent and the Company represents and warrants to the Administrative Agent and the Lenders that, after giving effect to the effectiveness of the amendments set forth in Section 1 above, (a) each warranty set forth in Section 9 of the Credit Agreement is true and correct as of the date of the execution and delivery of this Amendment by the Parent and the Company, with the same effect as if made on such date (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (b) no Event of Default or Unmatured Event of Default exists.

        SECTION 3     Effectiveness. The amendments set forth in Section 1 shall become effective when the Administrative Agent has received:

        (i)     counterparts of this Amendment executed by the Parent, the Company and the Required Lenders;

        (ii)     a Confirmation, substantially in the form of Exhibit A, signed by the Parent, the Company and each Subsidiary Guarantor; and

        (iii)     an amendment fee for each Lender which, on or prior to 1:00 p.m. (Chicago time) on October 31, 2003, delivers an executed counterpart hereof to the Administrative Agent, such fee to equal five basis points on the amount of such Lender’s Commitment.

      SECTION 4     Miscellaneous.

        4.1     Continuing Effectiveness, etc. As herein amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. After the effectiveness of this Amendment, all references in the Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Credit Agreement as amended hereby.

        4.2     Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, (including by facsimile) and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Amendment.

        4.3     Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

        4.4     Successors and Assigns. This Amendment shall be binding upon the Parent, the Company, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Parent, the Company, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

        Delivered as of the day and year first above written.

MIDDLEBY MARSHALL INC.

By /s/ Timothy J. FitzGerald

Title V.P., Chief Financial Officer

THE MIDDLEBY CORPORATION

By /s/ David B. Baker

Title V.P., Chief Administrative Officer

BANK OF AMERICA, N.A., as Administrative Agent

By /s/ Jeffery White

Title Assistant Vice President

BANK OF AMERICA, N.A., as Issuing Lender, Swing Line Lender and a Lender

By /s/ Craig W. McGuire

Title Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By /s/ Peg Lauglin

Title Senior Vice President

WELLS FARGO BANK, N.A., as Documentation Agent and as a Lender

By /s / Edmund H. Lester

Title Vice President

THE NORTHERN TRUST COMPANY

By /s / Laurie A. Kieta

Title Vice President

FLEET NATIONAL BANK

By /s/ Kenneth R. Shelton

Title Vice President

FIFTH THIRD BANK (CHICAGO)

By /s/ Joshua L. Van Manen

Title Assistant Vice President

Denali Capital CLO I, Ltd.

By /s/ John P. Thacker

Title Chief Credit Officer

Denali Capital CLO II, Ltd.

By /s/ John P. Thacker

Title Chief Credit Officer

EXHIBIT A
CONFIRMATION

Dated as of October 31, 2003

To:  Bank of America, N.A., individually and as Administrative Agent, and the other financial institutions party to the Credit Agreement referred to below

        Please refer to (a) the Amended and Restated Credit Agreement dated as of December 21, 2002 (the “Credit Agreement”) among The Middleby Corporation, Middleby Marshall Inc., various financial institutions (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and (b) the First Amendment dated as of the date hereof (the “Amendment”) to the Credit Agreement.

        Each of the undersigned confirms to the Administrative Agent and the Lenders that, after giving effect to the Amendment and the transactions contemplated thereby, each Loan Document (as defined in the Credit Agreement) to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

THE MIDDLEBY CORPORATION MIDDLEBY MARSHALL INC. MIDDLEBY WORLDWIDE, INC. BLODGETT HOLDINGS INC. G.S. BLODGETT CORPORATION PITCO FRIALATOR, INC. MAGIKITCH'N INC. CLOVERLEAF PROPERTIES, INC.

By /s/ Timothy J. FitzGerald

Name Printed Timothy J. FitzGerald

Title V.P., Chief Financial Officer